                                                                    EXHIBIT 11.1

             STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                              THREE MONTHS ENDED           SIX MONTHS ENDED
                                                  JUNE 30,                    JUNE 30,
                                          -------------------------   -------------------------
                                             1996           1997          1996          1997
                                          ----------    -----------   -----------   -----------
Net loss                                  $ (899,000)   $(4,256,000)  $(1,468,000)  $(4,967,000)
                                          ==========    ===========   ===========   ===========
Shares:
  Weighted average number of shares
    outstanding                            3,243,391      5,247,583     3,243,391     4,251,023
  Dilutive effect of options to be
   issued (1)                                365,820        359,223       365,820       362,579
                                          ----------    -----------   -----------   -----------
  Total shares used in computing net
   loss per share                          3,609,211      5,606,806     3,609,211     4,613,602
                                          ==========    ===========   ===========   ===========
 Net loss per share (primary & fully
 dilutive)                                $     (.25)   $      (.76)  $      (.41)  $     (1.08)
                                          ==========    ===========   ===========   ===========

(1) Reflects the shares of Common Stock issuable to employees related to exercisable options that are outstanding under the Equity Appreciation Plan, less shares assumed to be repurchased using the treasury stock method.

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